UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

April 1, 2021
Date of Report (date of earliest event reported)

CARMAX, INC.
(Exact name of registrant as specified in its charter)

Virginia		1-31420	54-1821055
(State or other jurisdiction of incorporation)		(Commission File Number)	(I.R.S. Employer Identification No.)

12800 Tuckahoe Creek Parkway			23238
Richmond,	Virginia
(Address of Principal Executive Offices)			(Zip Code)
(804) 747-0422
Registrant's telephone number, including area code

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	KMX	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 2.02.	Results of Operations and Financial Condition.
CarMax, Inc. (“CarMax”) issued a news release on April 1, 2021, announcing its fourth quarter and fiscal year 2021 results. The news release is being furnished as Exhibit 99.1 hereto and is incorporated by reference into this Item 2.02.

Item 8.01.	Other Events.

On April 1, 2021, CarMax issued a news release announcing that it has entered into a definitive agreement (the “Agreement”) to acquire Edmunds Holding Company (“Edmunds”) at an implied enterprise value of $404 million, inclusive of CarMax’s existing minority investment. Edmunds develops and hosts an online automotive information guide and digital car shopping platform. In 2020, Edmunds generated unaudited revenue of approximately $140 million.

In January 2020, CarMax acquired a minority stake in Edmunds for $50 million and, pursuant to the Agreement, CarMax intends to acquire the remaining issued and outstanding equity of Edmunds. The acquisition is expected to be for a combination of cash and stock and CarMax anticipates that Edmunds equity holders will elect to receive approximately 40% of their consideration in CarMax common stock. The value of our stock as consideration will be based on a volume weighted average price at signing.

The Agreement contains customary conditions, and the transaction is expected to close in June 2021.

The press release announcing CarMax's entry into the Agreement is being furnished as Exhibit 99.2 hereto and is incorporated by reference into this Item 8.01.

Forward-Looking Statements
This current report on Form 8-K contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the timing of and ability to complete the transactions discussed herein, and the expected impact of the transaction. Forward-looking statements are subject to assumptions, risks and uncertainties that may cause actual results to differ materially from those contemplated by such forward-looking statements. The factors that may adversely impact the anticipated outcomes include, among others: the occurrence of any event, change or other circumstances that could give rise to the termination of the transaction agreement; the outcome of any legal proceedings that may be instituted against the parties or others related to the transaction agreement; conditions to the completion of the transaction may not be satisfied, or the regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule; the amount of the costs, fees, expenses and charges related to the transaction may be different than expected; the parties' ability to meet expectations regarding the timing, completion and accounting and tax treatments of the transaction may be different than currently planned; and other factors included under “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended February 29, 2020, and our quarterly or current reports as filed with or furnished to the U.S. Securities and Exchange Commission. Our filings are publicly available on our investor information home page at investors.carmax.com. Requests for information may also be made to the Investor Relations Department by email to investor_relations@carmax.com or by calling (804) 747-0422 x7865. We undertake no obligation to update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

Item 9.01.	Financial Statements and Exhibits.
(d) Exhibits	The following exhibits are being furnished pursuant to Item 2.02 and Item 8.01 above.
99.1	News release, dated April 1, 2021, issued by CarMax, Inc., entitled “CarMax Reports Fourth Quarter and Fiscal Year 2021 Results.”
99.2	News release, dated April 1, 2021, issued by CarMax, Inc., entitled "CarMax to Acquire Remaining Stake in Edmunds."
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARMAX, INC.
(Registrant)

Dated: April 1, 2021	By:/s/ Enrique N. Mayor-Mora
Enrique N. Mayor-Mora
Senior Vice President and
Chief Financial Officer